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                                                                   EXHIBIT 10.34
[BELL MICROPRODUCTS LOGO]


                            BELL MICROPRODUCTS, INC.
                      MANAGEMENT INCENTIVE PLAN DESCRIPTION
                                    YEAR 2005

The Management Incentive Plan, ("Plan), is established to provide key management personnel with a financial incentive to meet and exceed financial and strategic objectives. The following is a description of the Plan.

1.  PARTICIPATION:
    The Compensation Committee of the Board of Directors, ("Committee"), upon the recommendation of the Chief Executive Officer, is responsible to designate participants in the Plan, approve Plan goals and establish target incentives.

2.  PERFORMANCE TARGETS:
    Performance goals are normally established at the beginning of the year based on the Annual Operation Plan, and consist of one or more of the following:
     a. Earnings Per Share, Net Income, Pretax Profit (PTP) or Operating Contribution.
     b.  Return on Equity (ROE), or Return on Working Capital (ROWC)
     c.  Individual Objectives (MBOs)

     Note:
     ROE is derived by dividing net income for accounting period by common shareholder equity. ROWC is derived by taking business unit pretax profit and dividing it into total working capital (A/R +Inventory -- AP).

3.  PAYMENT OF INCENTIVES:
     a.  Quarterly Advance Payments
         At the end of each fiscal quarter following the financial audit, financial performance for the quarter will be compared to the financial plan for the quarter and participants will be paid an advance of their annual incentive based on the payment schedule shown below in paragraph 3c below, except that there shall be no advance payments for achievement above 100% of plan. Incentives will be paid after quarter end financial results are finalized, and the Committee has approved the payments. The amount of target incentive assigned to each quarter is generally based on the amount of planned corporate profit for each quarter vs. the total year, and is as follows:

                                        Q1 04     Q2 04      Q3 04      Q4 04
          --------------------------- --------- --------- ---------- ----------
          Quarterly Percentage           20%       20%        25%        35%
          --------------------------- --------- --------- ---------- ----------

     b.  Year End Payments
         After the financial audit and close of the year, financial performance for the year will be compared to the financial plan for the year to determine the amount of incentive the participant


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Management Incentive Plan Description
Year 2005
Page 2



         earned due to financial performance. In addition, the accomplishments of the participants individual MBOs to determine the amount of incentive earned for MBO accomplishment. The total incentive earned for the year, less the amount of quarterly advances will be paid following approval of the Committee.

     c. Payout of incentives for profit and ROE/ROWC goals is based on the following metric.

                   % Of Plan Achieved             % Of Incentive Earned
              ------------------------------ ---------------------------------
                          <80%                              0%
              ------------------------------ ---------------------------------
                           80%                             25%
              ------------------------------ ---------------------------------
                           90%                             50%
              ------------------------------ ---------------------------------
                          100%                             100%
              ------------------------------ ---------------------------------
                         >100%                  Same % as overachievement
              ------------------------------ ---------------------------------

              Use straight-line interpolation between metrics for calculations below 100% achievement


     d.   Objectives (MBOs):

          Objectives must be in writing and approved at the beginning of the year by the Chief Executive Officer. The written objectives must include a statement of the objective, the delivery date, and the expected result (i.e., a definition of how the accomplishment is to be measured). If there is more than one objective, each will be weighted equally, unless the objective states otherwise. For 2005, the objectives must be linked to account base growth and penetration, increasing volume for strategic partners, adding strategic suppliers, leadership, and/or

          Because the actions taken to accomplish most objectives will generally span several quarters, and payment of the incentive is for accomplishment of the objective, not accomplishment of individual actions steps, payout will generally be on an annual basis. However, if in the judgment of the CEO it is clear that an objective is accomplished before year-end, the incentive attributable to that objective may be paid following the quarter during which it was accomplished.

4. The target incentive for Plan participants who become participants after the start of the fiscal year will be prorated for the period of time as a participant.

5. Participants must be employees of the company on the date incentives are paid to be eligible for the quarterly or year-end MIP payments.

6. The Company, in its sole discretion has the authority to change this plan at any time, including but not limited to increasing incentive payouts above target in the event of superior performance; in the event of significant over-achievement of goals, adjusting payouts to prevent unwarranted "windfalls", and make other changes in the Plan or Plan targets that are in the best interests of the Company.

7. In the event that the company raises new equity funds during the year, thereby eliminating interest charges, the financial plan may be adjusted accordingly.

8. In the event of an acquisition or divestiture, the Committee will make a determination as to the impact on the financial plan and may modify the Plan accordingly.

9. The Company, in its sole discretion has the authority to make incentive payments in cash, restricted stock units or a combination thereof.